UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.  )
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Rural Cellular Corporation

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RURAL CELLULAR CORPORATION

3905 Dakota Street S.W.
Alexandria, Minnesota 56308

April 23, 2007

Dear Shareholder:

On behalf of the Board of Directors and management of Rural Cellular Corporation, it is my pleasure to invite you to the annual meeting of shareholders.

The annual meeting will be held on Friday, May 25, 2007, at the Holiday Inn of Alexandria, 5637 Hwy 29 South, Alexandria, Minnesota, at 10:00 a.m., Minnesota time. At the meeting, we will vote on the matters described in the attached proxy statement and notice of annual meeting of shareholders.

I urge you to read the enclosed Notice of Annual Meeting and Proxy Statement so that you may be informed about the business to come before the meeting. It is also important that you complete and sign the enclosed proxy. RCC is your company, and I strongly urge you to exercise your right to vote. Included with the Proxy Statement is Rural Cellular Corporation’s Annual Report for fiscal year 2006.

Please mark, sign and return your proxy(ies) promptly in the enclosed envelope, which requires no postage if mailed in the United States. You may also cast your vote electronically via the Internet by following the detailed instructions on the proxy card. Please return your proxy or cast your vote electronically even if you plan to attend the meeting.

On behalf of the Board of Directors and management, I thank you for your participation by voting and for your continued support of and interest in Rural Cellular Corporation.

We hope that you will be able to attend the meeting and look forward to seeing you there.

Sincerely,

Richard P. Ekstrand
President and Chief Executive Officer

RURAL CELLULAR CORPORATION
3905 Dakota Street S.W.
Alexandria, Minnesota 56308

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 25, 2007

Please take notice that the annual meeting of the shareholders of Rural Cellular Corporation, a Minnesota corporation, will be held at the Holiday Inn of Alexandria, 5637 Hwy 29 South, Alexandria, Minnesota, at 10:00 a.m., Minnesota time. At the meeting, holders of RCC’s common stock will consider and vote upon the following matters:

•	the election of three Class I directors, each for a three-year term expiring in 2010; and

•	the ratification of Deloitte & Touche LLP as our independent auditors.

In addition, holders of our Class M preferred stock, Senior Preferred stock, and Junior Preferred Stock, each voting separately as a group, may each elect two directors for terms expiring in 2008.

The Board of Directors of RCC has fixed the close of business on March 27, 2007, as the record date for the determination of holders of Class A and Class B common stock entitled to notice of and to vote at the annual meeting. The transfer books of RCC will not be closed.

You are urged to complete, date, sign, and return the accompanying proxy card in the enclosed, self-addressed envelope or to vote electronically via the Internet as described on the proxy card. In addition, please attend the annual meeting if you can do so.

BY ORDER OF THE BOARD OF DIRECTORS

Ann K. Newhall
Secretary

Dated: April 23, 2007

i

RURAL CELLULAR CORPORATION
3905 Dakota Street S.W.
Alexandria, Minnesota 56308

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
May 25, 2007

SOLICITATION AND REVOCATION OF PROXIES

The accompanying proxy is solicited by the board of directors of Rural Cellular Corporation from holders of Class A common stock and Class B common stock in connection with the annual meeting of shareholders, which will be held on May 25, 2007, and any adjournments thereof. Unless the context otherwise requires, all references to the “Company,” “we,” “us,” and “RCC” refer to Rural Cellular Corporation and its subsidiaries, and all references to “shareholders” shall refer to holders of Class A common stock and Class B common stock.

Record Date

You may vote if you were a shareholder of record of Class A common stock or Class B common stock on March 27, 2007.

How To Vote

By signing and returning the enclosed proxy card or voting electronically via the Internet, you will be giving your proxy to our Board of Directors and authorizing them to vote your shares.

How Your Proxy Will be Voted

Your shares will be voted in accordance with your instructions. If you do not give any voting instructions, your proxy, subject to the following, will be voted FOR the election of the directors nominated by the Board and FOR the ratification of Deloitte & Touche LLP as our independent auditors.

How to Revoke Your Proxy

You have the power to revoke your grant of proxy at any time prior to the convening of the annual meeting. Revocation must be in writing, signed in exactly the same manner as the proxy, and dated. Revocations of proxy will be honored if received at our offices, addressed to Ann K. Newhall, Secretary, on or before May 24, 2007. In addition, on the day of the meeting, prior to the convening thereof, revocations may be delivered to the tellers, who will be present at the meeting. Revocation may also be effected by delivery of an executed, later dated proxy prior to the convening of the annual meeting. Unless revoked, all properly executed or electronically submitted proxies received in time will be voted.

Abstentions

If you abstain from voting as to any matter, then your shares will be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. Abstentions, therefore, as to any proposal will have the same effect as votes against such proposal.

Broker Non-Votes

If a broker turns in a “non-vote” proxy, indicating a lack of voting instruction by the beneficial holder of the shares and lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote proxy shall be deemed present at the meeting for purposes of determining a quorum but shall not be deemed to be represented at the meeting for purposes of calculating the vote required for approval of such matter.

Costs of Solicitation

We will pay for costs of soliciting proxies, including the costs of preparing and mailing the notice of annual meeting of shareholders and this proxy statement. Solicitation will be primarily by mailing this proxy statement to all shareholders entitled to vote at the meeting. Proxies may be solicited by our officers or other employees, who will receive no special compensation for their services. We may reimburse brokers, banks, and others holding shares in their names for others for the costs of forwarding proxy material to, and obtaining proxies from, beneficial owners.

Copies of this proxy statement and proxies will first be mailed to shareholders on or about April 23, 2007.

VOTING RIGHTS

Only shareholders of record at the close of business on March 27, 2007 are entitled to notice of and to vote at the annual meeting or any adjournment thereof. As of that date, there were issued and outstanding 15,098,904 shares of Class A Common Stock, 398,727 shares of Class B Common Stock, and 110,000 shares of Class M Convertible Preferred Stock. Each holder of record of Class A Common Stock is entitled to one vote for each share registered in his or her name as of the record date, and each holder of record of Class B Common Stock is entitled to ten votes for each share registered in his or her name as of the record date. In addition, the holders of the Class M Convertible Preferred Stock are permitted to vote with the holders of the common stock on an as-converted basis. As of March 27, 2007, these holders are entitled to a total of 2,355,152 votes at the annual meeting. No shareholder will have appraisal rights or similar dissenter’s rights as a result of any matters expected to be voted on at the meeting. The presence in person or by proxy of holders of a majority of the voting power represented by the outstanding shares of the Class A and Class B Common Stock, in the aggregate, entitled to vote at the annual meeting will constitute a quorum for the transaction of business.

The following table shows certain information relating to outstanding shares and voting rights as of the record date:

	Shares	Votes per	Votes per
Class of Stock	Outstanding	Share	Class

Class A Common Stock	15,098,404	1	15,098,404
Class B Common Stock	398,727	10	3,987,270
Class M Convertible Preferred Stock(1)	2,355,152	1	2,355,152

Total	17,852,283		21,440,826

(1)	Reflects voting rights on an as-converted basis

BOARD RECOMMENDATIONS

Our board of directors recommends that you vote FOR the election of directors nominated by the Board and FOR the ratification of Deloitte & Touche LLP as independent auditors.

Directors are elected by plurality of the votes cast, in person or by proxy, at the annual meeting, which means that the three nominees for Class I directors receiving the highest number of votes will be elected. Because there are only three Class I nominees, each will be elected if he receives any number of votes. If you do not wish to have your shares voted for a particular nominee, you may withhold authority as indicated on the proxy card. For all other matters, approval requires the affirmative vote by holders of at least a majority of the voting power of the shares voting on such matter.

OWNERSHIP OF VOTING SECURITIES

Common Stock.  The following table sets forth information provided to us by the holders, or contained in our stock ownership records, regarding beneficial ownership of our common stock as of March 27, 2007 (except as otherwise noted) by:

•	each person known by us to be the beneficial owner of more than 5% of any class of our outstanding common stock;

•	each Named Executive Officer (as defined in the rules of the Securities and Exchange Commission);

•	each director and nominee as a director; and

•	all directors and executive officers as a group.

Unless otherwise indicated, each person has sole voting and investment power with respect to the shares listed. A “currently exercisable” option is an option exercisable as of, or becoming exercisable within 60 days following, the record date.

	Class A		Class B		Percentage of
	Number	Percentage	Number	Percentage	Combined Voting
Name and Address of Beneficial Owner	of Shares	of Class	of Shares	of Class	Power

Kevin Douglas(1)	1,919,000	12.7%	—	—	9.0%
1101 Fifth Avenue, Suite 360 San Rafael, CA 94901
Eric Semler(2)	1,206,708	8.0	—	—	5.6
888 Seventh Avenue, Suite 1504 New York, NY 10019
Madison Dearborn Partners(3)	1,203,826	7.4	—	—	5.6
Three First Plaza, Suite 330 Chicago, IL 60602
Kingdon Capital Management, LLC(4)	1,059,442	7.0	—	—	4.9
152 West 57th Street, 50th Floor New York, NY 10019
Philippe Laffont(5)	953,951	6.3	—	—	4.4
126 East 56th Street New York, NY 10022
Boston Ventures Management, Inc.(6)	811,301	5.1	—	—	3.8
125 High Street, 17th Floor Boston, MA 02110
Knickerbocker Partners LLC(7)	757,579	5.0	—	—	3.5
520 East 81st Street New York, NY 10028
Telephone & Data Systems, Inc.(8)	586,799	3.9	132,597	33.3%	8.9
30 North LaSalle Street Chicago, IL 60602
Arvig Enterprises, Inc.	—	—	121,664	30.5	5.7
160 2nd Ave. S.W. Perham, MN 56573
Garden Valley Telephone Co.	85,418	*	45,035	11.3	2.5
201 Ross Avenue Erskine, MN 56535
North Holdings, Inc.	97,276	*	32,708	8.2	2.0
P.O. Box 211 Lowry, MN 56349
Richard P. Ekstrand(9)	545,057	3.5	32,708	8.2	4.0
Anthony J. Bolland(6)	811,301	5.1	—	—	3.8

	Class A		Class B		Percentage of
	Number	Percentage	Number	Percentage	Combined Voting
Name and Address of Beneficial Owner	of Shares	of Class	of Shares	of Class	Power

James V. Continenza(10)	5,250	*	—	—	*
Paul J. Finnegan(3)	1,203,826	7.4%	—	—	5.6%
Jacques Leduc(10)	5,250	*	—	—	*
Ann K. Newhall(11)	315,029	2.0	—	—	1.5
George M. Revering(12)	120,100	*	—	—	*
Wesley E. Schultz(13)	286,642	1.9	—	—	1.3
Don C. Swenson(12)	26,250	*	—	—	*
George W. Wikstrom(14)	41,473	*	—	—	*
David J. Del Zoppo(15)	50,344	*	—	—	*
Robert Ulicki(16)	25,395	*	—	—	*
All directors and executive officers as a
group (11 persons) (17)	3,410,522	18.8	32,708	8.2	16.6

*	Denotes less than 1%.

(1)	Based on Schedule 13G/A dated February 13, 2006, filed jointly on behalf of Kevin Douglas, Michelle Douglas, the Douglas Family Trust, the James Douglas and Jean Douglas Irrevocable Descendants’ Trust, the Estate of Cynthia Douglas, and James E. Douglas III.

(2)	Based on Schedule 13G/A dated March 2, 2007, filed jointly by Eric Semler, TCS Capital GP, LLC, and TCS Capital Investments, L.P.

(3)	Based on Schedule 13D dated April 13, 2000 (the “April 2000 13D”) filed jointly by Boston Ventures Company V, L.L.C., Boston Ventures Limited Partnership V, Madison Dearborn Capital Partners III, L.P., Madison Dearborn Partners III, L.P., Madison Dearborn Partners, LLC, Madison Dearborn Special Equity III, L.P., Special Advisors Fund I, LLC, The Toronto-Dominion Bank, Toronto Dominion Holdings (U.S.A.), Inc. and Toronto Dominion Investments, Inc. Reflects 1,177,576 shares of Class A common stock into which the 55,000 shares of Class M convertible preferred stock held by certain affiliates of Madison Dearborn Partners, LLC may be converted. The shares of Class M preferred stock may vote on all matters submitted for a vote of the holders of the common stock on an as-converted basis. Also includes 26,250 shares of Class A common stock that may be issued upon exercise of currently exercisable options. Paul J. Finnegan is a Managing Director of Madison Dearborn Partners, Inc., an affiliate of Madison Dearborn Partners, LLC.

(4)	Based on Schedule 13G/A dated February 12, 2007, filed on behalf of Kingdon Capital Management, LLC and M. Kingdon Offshore Ltd.

(5)	Based on Schedule 13G/A dated February 12, 2007.

(6)	Based on the April 2000 13D. Reflects 785,051 shares of Class A common stock into which 36,667 shares of Class M convertible preferred stock owned by Boston Ventures Limited Partnership V may be converted. The shares of Class M preferred stock may vote on all matters submitted for a vote of the holders of the common stock on an as-converted basis. Also includes 26,250 shares of Class A common stock that may be issued upon exercise of currently exercisable options. Anthony J. Bolland is a general partner of Boston Ventures Management, Inc., an affiliate of Boston Ventures Limited Partnership V.

(7)	Based on Schedule 13G/A dated February 14, 2007, filed jointly by Marc Buchheit and Knickerbocker Partners LLC.

(8)	Based on Schedule 13G/A dated February 14, 2006, filed jointly by Telephone and Data Systems, Inc., Arvig Telephone Company, Mid-State Telephone Company, United States Cellular Corporation, United States Cellular Investment Company, TDS Telecommunications Corporation, USCCI Corporation, TDSI Telecommunications Corporation, and The Trustees of the TDS Voting Trust.

(9)	Includes 97,276 shares of Class A common stock and 32,708 shares of Class B common stock owned by North Holdings, Inc., of which Mr. Ekstrand is the sole shareholder and president, and 500 shares of Class A common stock held by or on behalf of one of Mr. Ekstrand’s children. Also includes 372,170 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

(10)	Includes 5,250 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

(11)	Includes 273,467 shares of Class A common stock that may be purchased upon exercise of currently exercisable options. Also includes 5,000 shares of Class A common stock held by Ms. Newhall’s spouse and 1,000 shares of Class A common stock held in an IRA account.

(12)	Includes 26,250 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

(13)	Includes 229,967 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

(14)	Includes 25,723 shares of Class A common stock owned by Wikstrom Telephone Company, Inc., of which Mr. Wikstrom is a shareholder and Vice President. Mr. Wikstrom disclaims beneficial ownership of these shares. Also includes 15,750 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

(15)	Includes 41,614 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

(16)	Mr. Ulicki, a nominee for election as a director by holders of the Company’s Senior Preferred Stock, may be deemed to own 15,395 shares of the Company’s Class A common stock held by Clareste, L.P. Mr. Ulicki manages the investment portfolio of Clareste, L.P.

(17)	Includes 1,962,627 shares of Class A common stock into which 91,667 shares of Class M convertible preferred stock may be converted and 1,048,468 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

Senior Exchangeable Preferred Stock.  Because we have failed to pay the dividends on our 11 3/8% Senior Exchangeable Preferred Stock (“Senior Preferred”) for six quarters, the holders of such shares have the right to elect two members of our board of directors. These directors would be in addition to the directors elected by the holders of the common stock, the Class M preferred stock, and the Junior Preferred stock. Based upon information available to us, we are aware of the following holder (other than custodians) of more than five percent of the shares of Senior Preferred stock currently outstanding.

	Number of	Percentage of
Name and Address of Beneficial Holder	Shares	Class

Canadian Imperial Bank of Commerce	15,462	13.4%
Commerce Court 199 Bay Street Toronto, Ontario M5L 1A2

Junior Exchangeable Preferred Stock.  Because we have failed to pay the dividends on our 12 1/4% Junior Exchangeable Preferred Stock (“Junior Preferred”) for six quarters, the holders of such shares have the right to elect two members of our board of directors. These directors would be in addition to the directors elected by the holders of the common stock, the Class M preferred stock, and the Senior Preferred stock. Based upon information available to us, we are aware of the following holders (other than custodians) of more than five percent of the shares of Junior Preferred stock currently outstanding.

	Number of	Percentage of
Name and Address of Beneficial Holder	Shares	Class

Fidelity Management and Research Company	79,646	30.8%
82 Devonshire Street Boston, MA 02109
Citigroup Financial Products, Inc.	46,000	17.8
390 Greenwich Street New York, NY 10036

ITEM NO. 1

ELECTION OF DIRECTORS

Rural Cellular’s Articles of Incorporation provide that directors elected by holders of the common stock are divided into three classes, with each class serving a three-year term and approximately one-third of the Board of Directors to be elected each year. The three directors in Class I whose terms are expiring, James V. Continenza, Jacques Leduc, and Wesley E. Schultz, have been nominated by the Board of Directors for reelection.

The Board of Directors has determined that, with the exception of Messrs. Ekstrand and Schultz and Ms. Newhall, all of the directors are independent as defined by the rules of the Nasdaq Stock Market.

The shareholders are being asked to vote for James V. Continenza, Jacques Leduc, and Wesley E. Schultz as Class I directors, to terms expiring in 2010. In each case, the individual will be elected to hold office until the expiration of the term and until a successor has been elected and qualified or until his death, resignation, or removal, if earlier.

Election of directors by holders of the common stock is determined by a plurality vote of the combined voting power of all shares of Common Stock present in person or by proxy and voting at the Annual Meeting. In addition, holders of the Class M preferred stock will be voting on an as-converted basis. If any nominee is not a candidate for election at the meeting, the Proxies may vote for such other person as they, in their discretion, may determine.

Our Board of Directors recommends that the above nominees be elected. Unless instructed not to vote for the election of the nominees, the Proxies will vote to elect the nominees above named.

Certain information regarding the nominees and the continuing directors of RCC is set forth below:

Nominees for Election as Class I Director (terms expiring in 2010)

James V. Continenza, 44, has been a director since 2005. He served as Chief Executive Officer, President, and a director of Teligent, Inc. from September 2002 through June 2004. From September 2000 to September 2002, Mr. Continenza served in various positions, including as Chief Operating Officer and a director of Arch Wireless, Inc. Mr. Continenza served as a director of Microcell Telecommunications, Inc. from May 2003 to November 2004. He is currently on the boards of directors of MAXIM Crane Works, Inc. and U.S.A. Mobility, Inc., which was formed by the merger of Arch Wireless, Inc. and Metrocall, Inc. Mr. Continenza was elected to the Board of Directors in May 2005 by the holders of our senior exchangeable preferred stock and appointed to an existing vacancy on the Board in May 2006.

Jacques S. Leduc, 44, has been a director since 2005 and currently serves as Managing Partner of Trio Capital, Inc. He served as Chief Financial Officer of Microcell Telecommunications, Inc. from 1995 through November 2004 and as Director of Corporate Planning from 1995 to 1998. Mr. Leduc was elected to the Board of Directors in May 2005 by the holders of our senior exchangeable preferred stock and appointed to an existing vacancy on the Board in May 2006.

Wesley E. Schultz, 50, has served as Executive Vice President and Chief Financial Officer since 2000 and as a director since 1999. He joined us in 1996 as Vice President of Finance and Chief Financial Officer. In 1999, he was appointed Senior Vice President and Chief Financial Officer and Assistant Secretary. Mr. Schultz is a certified public accountant and served for three years as an auditor with Deloitte & Touche LLP.

Continuing Class II Directors (terms expiring in 2008)

Ann K. Newhall, 56, has served as Executive Vice President, Chief Operating Officer, and Secretary since 2000 and as a director since 1999. She joined us as Senior Vice President and General Counsel in 1999. Prior to joining us, Ms. Newhall was a shareholder attorney with Moss & Barnett, A Professional Association, most recently serving as President and a director of the firm. She serves on the board of directors of Alliant Energy Corporation, a gas and electric utility.

George M. Revering, 65, has been a director since 1990. Mr. Revering is currently retired and had served as president and general manager of Midwest Information Systems Inc. from 1976 until 2001.

Don C. Swenson, 65, has been a director since 1990.  Mr. Swenson served as Director of Operations of Arvig Communications Systems, Inc. from 1981 until his retirement in 2001. Mr. Swenson also serves as a director of Arvig Enterprises, Inc., one of our shareholders. Mr. Swenson has been a member of the board of directors of United Community Bank, Perham, Minnesota, since 1993.

Continuing as Class III Directors (terms expiring in 2009)

Richard P. Ekstrand, 57, has served as our President, Chief Executive Officer, and a director since 1990. He currently serves on the board of directors and executive committee of the Cellular Telecommunications and Internet Association (CTIA) and the Wireless Foundation. Mr. Ekstrand previously served as Chairman of the Board of Directors of both CTIA and the Wireless Foundation. He also was a founding director of the Rural Cellular Association and served as a director until 2000. He was again elected to the board in 2005. In addition, he is past President of the Minnesota Telephone Association, the Association of Minnesota Telephone Utilities, and the Minnesota Telecommunications Association. Mr. Ekstrand is the sole shareholder, president, and a director of North Holdings, Inc., which is a shareholder of Rural Cellular. North Holdings, Inc. is a member of Lowry Telephone Company, LLC, of which Mr. Ekstrand is the treasurer and a member of the board of governors.

George W. Wikstrom, 69, has been a director since 1990. Mr. Wikstrom has been Vice President of Wikstrom Telephone Company, Incorporated, a local exchange telephone company and a shareholder of Rural Cellular, for more than ten years. He has been the Commissioner of the Northwest Regional Development Commission since 1979 and has served as a director of the Minnesota Association of Rural Telecommunications.

Election of Directors by Class M Shareholders

Anthony J. Bolland and Paul J. Finnegan were elected to serve as directors for a term expiring at the 2007 annual meeting by the holders of the Class M convertible preferred stock, who have the right, voting separately as a class, to elect two directors. Accordingly, concurrently with the annual meeting, the Class M holders are expected to reelect Messrs. Bolland and Finnegan to the Board of Directors. In accordance with our Articles of Incorporation and Bylaws, these individuals will not be designated to serve in any of the three classes, but will be elected as provided for under the terms of the issuance of the Class M convertible preferred stock.

Anthony J. Bolland, 52, has been a General Partner of Boston Ventures Management Inc. since its formation in 1983. He is currently on the boards of directors of Integra Telecom and Production Resource Group. Mr. Bolland was elected to the Board of Directors by the holders of our Class M convertible preferred stock and has served as a director since 2004.

Paul J. Finnegan, 54, is a Managing Director of Madison Dearborn Partners, Inc., where he concentrates on investments in the communications industry. Mr. Finnegan has been with Madison Dearborn Partners since he co-founded the company in 1993. Mr. Finnegan serves on the boards of directors of Allegiance Telecom, Inc. and Focal Communications, Inc. He also serves on the Board of Trustees of The Skyline Fund, a small cap mutual fund. Mr. Finnegan was elected to the Board of Directors by the holders of our Class M convertible preferred stock and has served as a director since 2000.

Election of Directors by Holders of Senior Preferred Stock

As noted above, the holders of our Senior Preferred stock have the right to elect two members of our Board of Directors. We have received notice of the nomination of two individuals for these positions, which will be voted upon at the Annual Meeting. In accordance with our Articles of Incorporation and Bylaws, these individuals will not be designated to serve in any of the three classes of directors, but will be elected as provided for under the terms of the issuance of the Senior Preferred stock.

The following individuals have been nominated for election as directors by holders of the Senior Preferred stock.

Carl Dexter, 56, retired in April 2005 after serving since January 2001 as Vice President of Network Services at Microcell Telecommunications, Inc. Mr. Dexter is a member of the Board of Directors of the Nova Scotia Special Olympics and chair of the Atlantic Canada Charity Skins Tournament.

Robert Ulicki, 43, has served as President and sole stockholder of Clareste Wealth Management, Inc., a company registered as an investment counsel and portfolio manager in Ontario, Canada, since January 2002.

Election of Directors by Holders of Junior Preferred Stock

As noted above, the holders of our Junior Preferred stock have the right to elect two members of our Board of Directors. We have received notice of the nomination of two individuals for these positions, which will be voted upon at the Annual Meeting. In accordance with our Articles of Incorporation and Bylaws, these individuals will not be designated to serve in any of the three classes of directors, but will be elected as provided for under the terms of the issuance of the Junior Preferred stock.

The following individuals have been nominated for election as directors by holders of the Junior Preferred stock.

Kendall Cowan, 53, was the Chief Financial Officer of Alamosa Holdings, Inc. from December 1999 until February 2006, at which time Alamosa was purchased by Sprint/Nextel. Mr. Cowan is a certified public accountant and serves as a director and chair of the audit committees of ICO North America Inc. and Opnext, Inc. and as a director of Lea County Bancshares, Inc. He is also chairman and CEO of The Cowan Group, LLC and Cowan Holdings, Inc.

Randolph I. Thornton, 61, has served as a director and Chairman of the Board of Core-Mark Holding Company, Inc. and as a director, President, and Chief Executive Officer of Comdisco Holding Company, Inc. since August 2004. From 1970 through 2004, he was employed by Citigroup, Inc. Mr. Thornton also serves as a director of the Post Confirmation Trust of the Fleming Companies.

Meetings of the Board of Directors

During fiscal 2006, the Board of Directors held five regular and four special meetings. All directors attended at least 75% of the meetings of the Board and the committees on which they served.

Directors are expected to attend board meetings, board committee meetings, and annual shareholder meetings. Five of the Company’s then ten directors attended the 2006 Annual Meeting of Shareholders.

Committees of the Board of Directors

Our Board of Directors has established an audit committee, a compensation committee, and a nominating committee. Each committee operates under a written charter adopted by the Board of Directors, copies of which are located on our website at www.unicel.com (click on “Investor Relations,” then “Corporate Governance”).

Audit Committee.  Jacques Leduc (Chair), Anthony J. Bolland, George M. Revering, and Don Swenson currently serve on the audit committee. The audit committee’s duties include examination of matters relating to the financial affairs of RCC, including reviewing our annual financial statements, the scope of the independent annual audit, and the independent accountant’s letter to management concerning the effectiveness of our internal financial and accounting controls. In addition, the audit committee serves as a “qualified legal compliance committee.” The audit committee held five meetings during 2006. All members of the audit committee are independent as defined in rules of The Nasdaq Stock Market.

Compensation Committee.  James V. Continenza (Chair), Paul J. Finnegan, Don Swenson, and George W. Wikstrom currently serve on the compensation committee. The compensation committee’s duties include consideration of and recommendations to our Board of Directors with respect to programs for executive compensation, employee benefit and incentive plans, and other compensation matters and policies. The compensation committee held five meetings during 2006.

Nominating Committee.  The nominating committee consists of Anthony J. Bolland, James V. Continenza, Paul J. Finnegan, Jacques Leduc, George M. Revering, Don C. Swenson, and George W. Wikstrom, all of whom have been determined by the board to be independent as defined in the Nasdaq rules. The nominating committee held one meeting in 2006.

The purpose of the nominating committee is to identify individuals qualified to be nominees to the board. Qualifications and attributes that the nominating committee believes are important in a director may include the following:

•	personal and professional integrity,

•	the ability to apply good business judgment,

•	the ability to understand and exercise his or her duties of loyalty and care,

•	willingness to devote the required time to the Company’s affairs, including attendance at board, committee, and shareholder meetings,

•	broad training and experience at policy-making levels in business,

•	financial acumen, and

•	experience in telecom or similar businesses.

In considering director candidates, the nominating committee will consider an appropriate balance of experience, skills, and background and assure that at least a majority of the directors are independent. Other important factors in assessing qualifications of director nominees are the candidates’ other commitments, such as employment and other board positions, and whether the candidate would qualify under the Company’s guidelines for membership on the audit committee, the compensation committee, or the nominating committee. In considering whether current directors should be nominated for reelection, the nominating committee will consider the above criteria as well as the individual’s past performance as a Company director. Members of the nominating committee who are being considered for reelection do not participate in any deliberations regarding their candidacy.

In the event that there are vacancies on our board, or vacancies are anticipated, the nominating committee will consider various candidates for director positions. Candidates may come to the attention of the nominating committee through current board members, shareholders, management, or, when appropriate, retained search firms. Although the Company has not paid any third party a fee to assist in the identification or evaluation of director candidates, the nominating committee has the authority to retain search firms or other qualified advisers for this purpose in the future, at the Company’s expense. After a preliminary assessment of each director candidate based upon his or her resume and other biographical information, his or her willingness to serve, and other background information, promising candidates will be invited to participate in interviews with some or all of the members of the nominating committee. At the conclusion of this process, the nominating committee will determine whether a candidate is a good fit and recommend a candidate to the board. The committee will use the same process for evaluating all candidates, regardless of the source of the nomination.

The nominating committee will consider candidates recommended by shareholders. If you wish to propose a candidate, please forward the candidate’s name and a detailed description of the candidate’s background and qualifications, including all information relating to the candidate that would be required to be disclosed in the proxy statement, the candidate’s written consent to being considered as a nominee and to serving as a director if elected, your name and address, as they appear on the Company’s shareholder records, and the class and number of shares of RCC that you own beneficially to:

Nominating Committee
Rural Cellular Corporation
3905 Dakota Street SW
P.O. Box 2000
Alexandria, MN 56308-2000

In order for an individual proposed by a shareholder to be considered by the nominating committee for recommendation as a board nominee at the 2008 Annual Meeting, the nominating committee must receive the proposal no later than 5 p.m. central time on December 26, 2007. Such proposals must be sent via registered, certified, or express mail (or other means that allows the shareholder to determine when the proposal was received by the Company). Shareholders submitting nominations are encouraged to submit them as early as possible in order to allow the nominating committee time to make an appropriate evaluation.

In addition, RCC’s bylaws permit shareholders to nominate directors at an annual meeting of the shareholders or at a special meeting at which directors are to be elected if they comply with the requirements set forth in our bylaws, a copy of which may be obtained from RCC at the above address. Our bylaws require, among other things, that the corporate secretary receive written notice of a proposed nomination for the 2008 Annual Meeting no later than April 2, 2008, and that the notice contain the information outlined above.

Shareholder Communications with the Board

Shareholders who wish to do so may communicate directly with our Board, or any one or more of the members of our Board, by writing to the following address:

Board of Directors
Rural Cellular Corporation
3905 Dakota Street SW
P.O. Box 2000
Alexandria, MN 56308-2000

If a shareholder wishes to communicate with a specific committee, such submission may be addressed to the chair of the committee.

Compensation of Directors

In fiscal 2006, each of our nonemployee directors was paid an annual fee of $20,000, $1,000 for each Board meeting attended in person, and $350 for each Board meeting attended via telephone conference and was reimbursed for travel and other expenses incurred in attending meetings and serving as a director. Members of the audit committee each received an annual retainer of $5,000 and members of the compensation committee each received an annual retainer of $3,000. The chair of the audit committee received an annual retainer of $10,000.

Prior to fiscal 2006, each nonemployee director was annually granted an option to purchase 5,250 shares of Class A common stock on the day following the annual shareholders meeting. The exercise price was the market price on the grant date; the option became exercisable one year after grant (so long as the director had served for the full year) and expired six years after the grant date.

In fiscal 2006, each nonemployee director was granted restricted stock units for 2,863 shares. The restricted stock units will vest on the day of the 2007 annual shareholders meeting. The director will not receive the shares until six months after termination of his service on the Board.

The following table summarizes the compensation that our directors earned during 2006 for service as members of our Board.

	Fees Earned	Stock	Option
	or Paid in	Awards	Awards	Total
Name	Cash ($)	($)(1)(2)	($)(1)(3)	($)

Anthony J. Bolland	$30,700	$23,331	$7,755	$61,786
James V. Continenza	29,050	23,331	7,755	60,136
Paul J. Finnegan	27,750	23,331	7,755	58,836
Jacques Leduc	25,125	23,331	7,755	56,211
George M. Revering	30,400	23,331	7,755	61,486
Don C. Swenson	36,204	23,331	7,755	67,290
George W. Wikstrom	29,400	23,331	7,755	60,486

	$208,629	$163,317	$54,285	$426,231

(1)	Represents the amount recognized in Rural Cellular Corporation’s financial statements during 2006 for awards of restricted stock and stock options. These amounts were estimated using the valuation model described in Note 3 of Notes to Consolidated Financial Statements included our Annual Report on Form 10-K for the year ended December 31, 2006.

(2)	For each director, the grant date fair value of the restricted stock units granted in 2006 is $39,996.

(3)	As of December 31, 2006, aggregate unexercised options held by each of the nonemployee directors were as follows: Messrs. Continenza and Leduc, 5,250; Mr. Wikstrom, 15,750; and Messrs. Bolland, Finnegan, Revering, and Swenson, 26,250.

Section 16 Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder require RCC’s officers, directors, and holders of 10% or more of our outstanding common stock to file certain reports with the Securities and Exchange Commission. To our best knowledge, based solely on information provided to us by the reporting individuals, all of the reports required to be filed by these individuals were timely filed.

ITEM NO. 2

RATIFICATION OF DELOITTE & TOUCHE LLP
AS INDEPENDENT AUDITORS

Deloitte & Touche LLP (“DT”) has served as our independent auditors since June 2002. The audit committee of the Board of Directors has considered the qualifications and experience of DT and, based upon the recommendation of the audit committee, the Board of Directors has appointed DT as independent auditors for the current fiscal year, which ends December 31, 2007 (“Fiscal 2007”).

Representatives of DT are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. The affirmative vote of a majority of the combined voting power of the shares of common stock present and voting on such matter is required for ratification of the appointment of DT as our independent auditors.

The Board of Directors recommends that you vote FOR the ratification of the appointment of Deloitte & Touche LLP as RCC’s independent auditors for fiscal 2007. Your proxy will be so voted unless you specify otherwise.

Report of Audit Committee

The audit committee of the Board of Directors is comprised of four nonemployee directors, all of whom are independent as defined in the rules of The Nasdaq Stock Market. In addition, the Board of Directors has determined that Anthony J. Bolland and Jacques Leduc are “audit committee financial experts” as defined by applicable regulations of the Securities and Exchange Commission.

The audit committee held five meetings during fiscal 2006. The meetings were designed to facilitate and encourage communication between the audit committee, management, and DT, our independent auditors.

The audit committee reviewed and discussed the audited financial statements for fiscal 2006 with management and representatives of DT.

The committee’s discussions with DT included the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). DT also provided to the audit committee the written disclosures and the letter regarding their independence as required by the Independence Standards Board Standard No. 1. This information was discussed with the auditors. The audit committee also considered whether the provision by DT of services other than audit services is compatible with the auditors’ independence.

Based on the review and discussions noted above, the audit committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2006 be included in our annual report on Form 10-K.

Jacques Leduc, Chair	Anthony J. Bolland	George M. Revering	Don Swenson

Members of the Audit Committee

Principal Accountant Fees and Services

The following is a summary of the fees billed to RCC by DT for professional services rendered for the fiscal years ended December 31, 2006 and 2005:

	Fiscal	Fiscal
Fee Category	2006	2005

Audit fees	$875,578	$747,375
Audit-related fees	26,250	27,625
Tax fees	32,384	54,528
All other fees	—	—

Total fees	$934,212	$829,582

Audit Fees.  Consists of fees billed for professional services rendered for the audit of RCC’s annual consolidated financial statements, review of the interim consolidated financial statements included in quarterly reports, services that are normally provided by DT in connection with statutory and regulatory filings or engagements, and services related to the review of and attestation to RCC’s internal control of financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002. Also included are fees of $169,877 and $125,000 in 2006 and 2005, respectively, for services related to RCC’s offerings of senior secured notes in May 2006 and senior subordinated notes in November 2005.

Audit-Related Fees.  Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of RCC’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, accounting consolidations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees.  Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance, tax audit defense, and acquisitions and divestitures.

All Other Fees.  Consists of fees for products and services other than the services reported above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

All services provided by our independent auditor, DT, are subject to pre-approval by our audit committee. The audit committee has authorized the chair of the committee to approve services by DT in the event there is a need for such approval prior to the next full audit committee meeting. However, a full report of any such interim approval must be given at the next audit committee meeting. Before granting any approval, the audit committee (or the committee chair, if applicable) must receive: (i) a detailed description of the proposed service; (ii) a statement from management as to why they believe DT is best qualified to perform the service; and (iii) an estimate of the fees to be incurred. Before granting any approval, the audit committee (or the committee chair, if applicable) gives due consideration to whether approval of the proposed service will have a detrimental impact on DT’s independence.

All audit and non-audit services provided by DT during fiscal 2006 and 2005 were approved in advance in accordance with our pre-approval policy.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Company’s compensation program is designed to (i) attract and retain superior talent, (ii) reward individual performance by emphasizing performance-based compensation, and (iii) align executive interests with shareholder interests by providing a significant portion of compensation in the form of the Company’s common stock or options to purchase common stock. We seek to compensate executives at a level comparable to their counterparts at other wireless companies, to provide executives with incentive to remain with the Company over the long term, to reward for performance both at and above expected levels, and to tie compensation to the Company’s performance and return to shareholders.

In 2005, our compensation committee retained Hewitt Associates (“Hewitt”) to review the compensation program for our senior executive officers. Hewitt compared our compensation program to the compensation programs at other wireless companies of similar size based on information provided by proxy statements of 20 peer companies and published surveys. Hewitt concluded, based on its analysis, that the base salaries of our executive officers were above market, that the target levels for short-term incentive compensation were above market, and that long-term incentive compensation was below market. Hewitt recommended changes in the structure and levels of compensation paid to our executive officers and directors.

Based on the analysis and recommendation provided by Hewitt, adjustments were made to the compensation for both executive officers and directors to provide greater emphasis on long-term equity-based compensation. In conjunction with these adjustments, we adopted a new incentive plan, which was approved by our shareholders at the 2006 annual meeting. This new plan, the 2006 Omnibus Incentive Plan, provides for both equity-based and cash incentive compensation and replaces our 1995 Stock Compensation Plan, the Stock Option Plan for Nonemployee Directors, and the Management Incentive Plan. Our compensation committee attempts to compensate our executives at a level that places them in a range between the 50th and 75th percentile of the compensation paid to executives at comparable companies.

The principal elements of our executive compensation are base salary, short-term incentive compensation, and long-term incentive compensation in the form of stock options and restricted stock performance units.

Salary.  Base salary is intended to provide current compensation. The amount is based on the executive’s job responsibilities and individual experience, his or her performance during the most recent fiscal year, and the salaries paid to executives in similar positions at comparable companies. Increases are determined based on the executive’s performance and external factors such as inflation and general economic conditions. The Hewitt survey indicated that cash salaries paid to the Company’s executive officers were in the upper bracket of industry salaries. Accordingly, the compensation committee determined to limit the increase in 2006 base salaries to 3.5% over 2005 salaries.

Short-Term Incentive Compensation.  Our short-term cash incentive compensation (“bonus”) is intended to reward the executive for the Company’s performance during the current fiscal year. Generally, the target amount is a percentage of the executive’s salary, currently between 50% and 75%. Payment of the bonus depends upon the Company’s achieving specified financial targets. The specific financial goals used for determining payment of the bonus are selected by the compensation committee, after discussion with management. In 2006 these goals were 100% of budgeted EBITDA and 100% of budgeted net customer additions, with 70% of the target bonus based on EBITDA achievement and 30% based on achievement of the net customer addition goal. Each executive could earn 50% of the target amount if 90% of the budgeted goals were achieved and could receive up to 150% of the target bonus amount if the Company exceeded the budget goals. During 2006, the Company exceeded its budgeted EBITDA goal and did not achieve the budgeted net customer additions goal. Accordingly, the executives received approximately 79% of their targeted bonuses.

Long-Term Incentive Compensation.  Long-term incentive compensation consists of stock options and performance restricted stock units (“PRSUs”). Stock options are intended to reward executives for achieving performance levels that result in increases in share price. The options issued in 2006 were granted following the 2006 annual meeting, become exercisable in annual installments over five years, and expire ten years after the date of grant. The exercise price is equal to the market price on the date of grant. The PRSUs vest only if the Company achieves specified Company performance levels. In 2006 these goals were based on 2006 budgeted EBITDA and net customer additions, the same as the goals used for short-term incentive compensation. The PRSUs do not fully vest until December 31, 2008, and vest only if the executive remains with the Company until the vesting date. Because the Company achieved budgeted EBITDA but did not achieve the net customer additions goal in 2006, the executives will be entitled to receive 70% of the PRSUs granted.

Allocation of Compensation Elements.  In 2006, based on the advice of Hewitt Associates, the compensation committee determined that the allocation among the three elements of executive compensation should place greater emphasis on incentive compensation. Accordingly, short-term compensation (if paid in full) would constitute approximately 25% of total compensation, and long-term incentive compensation (if paid in full) would constitute approximately 30% of total compensation. This allocation reflects the compensation committee’s view that the achievement of the Company’s long-term financial and strategic goals is necessary for the success of the Company and that the executives should be rewarded for achieving those goals. In addition, the allocation is considered more in line with the allocation used by other similar wireless companies for executive compensation.

The Company does not have specific targets for allocating compensation among the three elements but determines the allocation each year depending upon the particular circumstances at that time.

Fringe Benefits.  In addition to the compensation outlined above, each executive is eligible for various fringe benefits offered to all employees, including health and dental insurance, life insurance, short- and long-term disability insurance, and a 401(k) plan. The top three executives are also eligible to participate in a nonqualified deferred compensation plan. Prior to 2004, the Company made matching contributions to this plan, subject to the limits of employer contributions under defined contribution plans. The matching contributions were discontinued in 2004.

Long-Term Care Insurance.  In 2006, the Company paid premiums on long-term care insurance owned by the three top executives for themselves and their spouses (in lieu of making matching contributions to the deferred compensation plan). The insurance policies provide for payment of premiums over a ten-year period. Also, in the event of a change in control, the Company has agreed to pay all remaining premiums on any long-term care insurance policies then provided by the Company for each of the officers and his or her spouse, provided the officer is employed by the Company at the time of the change in control. In 2006, the aggregate amount of these premiums was $29,199.

Post-Retirement Benefits.  In recognition of the long-term service of Mr. Ekstrand, the Company’s CEO, the Compensation Committee agreed to allow Mr. Ekstrand and his spouse to continue participation in the Company’s employee health insurance program after his retirement upon the same terms and conditions as if he were still employed.

Change in Control Arrangements.  RCC has entered into employment agreements with Messrs. Ekstrand and Schultz and Ms. Newhall that provide that if any of these individuals is terminated for other than just cause or terminates his or her employment for “good reason” (as defined in the employment agreements), within 24 months following a change in control of RCC, he or she would be entitled to receive compensation in an amount equal to 2.99 times the average of the sum of his or her annual base salary and annual incentive payments for the three fiscal years immediately preceding such termination. In addition, the individual would be entitled to continue to participate in our group medical, dental and life insurance plans on the same basis as he or she participated immediately prior to termination for a period of eighteen months following the date of termination. The individual would be responsible for payment of premiums to the same extent as prior to termination. If the individual obtains substantially equivalent coverage or benefits from another source, we have no further obligation for these benefits. The purpose of these agreements is to encourage the individual executives to remain with the Company during any period when the Company may be subject to either a friendly or hostile takeover.

The employment agreements also provide that each executive will receive additional compensation as reimbursement for any excise taxes imposed on any portion of payments received in the event of a change in control.

Tax or Accounting Treatment of Compensation.  The compensation committee may consider the tax treatment to the employee of a particular form of compensation. The compensation committee did consider the differing accounting treatment for stock options and restricted stock grants in deciding to place greater emphasis on PRSUs and deferring the vesting date of PRSUs.

Tax Deductibility under Section 162(m).  Section 162(m) of the Internal Revenue Code imposes an annual deduction limitation of $1.0 million on the compensation of certain executive officers of publicly held companies. The compensation committee has considered the impact of this limitation on RCC and determined that it would be in the best interests of RCC to preserve the tax deduction for compensation paid to the chief executive officer and other Named Executive Officers to the extent possible consistent with RCC’s executive compensation program. Awards under the 2006 Omnibus Incentive Plan are intended to meet the requirements of Section 162(m). The Committee also believes that there may be circumstances in which the Company’s interests are best served by maintaining flexibility in the way compensation is provided, whether or not the compensation is fully deductible.

Policies Regarding Equity Ownership by Management.  The Company does not have any policies regarding levels of equity ownership by executive officers or directors or hedging the economic risk of ownership of the Company’s securities.

Compensation to Directors.  The Hewitt analysis also indicated that compensation to members of the board of directors was below market, especially with regard to equity-based compensation. In response, the directors have been granted restricted stock units of a value potentially greater than the cash fees. These units vest one year after the date of grant (generally the day following the annual shareholders’ meeting) and are not delivered to the director until six months after completion of service on the board.

Granting of Stock Options or Other Equity-Based Awards.  Except for the grant of options or other awards to the outside directors on the day after the annual shareholders’ meeting, in the past the Company has not used a specific date for the granting of options or other stock-based awards to officers or other employees. Typically these grants have been made near the beginning of a fiscal year, as part of the determination by the compensation committee of the executive’s compensation for that year. In 2006, these awards were made following approval of the 2006 Omnibus Incentive Plan by the shareholders. The compensation committee has recommended that future grants be made on the day following the annual meeting.

Role of Executive Officers in Determining Compensation.  The Company’s executive officers meet with the compensation committee to review proposals made by any compensation consultant and to express their views on such proposals. The executives are also responsible for preparing the annual budget (subject to Board approval) upon which the targets for incentive compensation are based. The compensation committee meets on an as-needed basis, as its chairperson determines, and at times invites one or more members of management to attend all or part of the meeting. Final determinations for compensation are made without the presence of management. Because all three senior executive officers are on the board of directors, they are also able to express their views when the compensation committee recommendations are presented to the full board for approval.

Recovery of Previously Paid Incentive Compensation.  The Company does not have a written policy with regard to recovery of incentive compensation where such compensation has been paid based on financial information later found to be inaccurate. It is anticipated that if such a situation were to arise, the matter would be referred to the compensation committee for analysis and recommendation of action to the full board.

Consideration of Compensation for 2007.  To assist in determining compensation for fiscal 2007, the compensation committee retained Lyons, Benenson & Company, Inc. to analyze the 2006 compensation program and make recommendations for 2007. Based upon such recommendations, the committee has decided to continue substantially the same compensation program as used in 2006.

Compensation Committee Report

The compensation committee of the Board of Directors is comprised of four nonemployee directors, all of whom are independent as defined in the rules of The Nasdaq Stock Market, the Securities and Exchange Commission, and the Internal Revenue Service.

The committee operates under a written charter, which has been approved by the Board of Directors and gives the committee authority to examine and recommend compensation for the executives, subject to approval by the Board of Directors. The charter is available on the Company’s website at www.unicel.com.

The committee reviewed and discussed the Compensation Discussion and Analysis with management and, based upon such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement

James V. Continenza, Chair	Paul Finnegan	Don Swenson	George Wikstrom

Members of the Compensation Committee

Summary Compensation Table

The following table shows the compensation of the Company’s chief executive officer, chief financial officer, and the two other most highly compensated executive officers (“Named Executive Officers”) for fiscal 2006:

						Change in
					Non-equity	Nonqualified
					Incentive	Deferred
			Stock	Option	Plan	Compensation	All Other
Name and Principal		Salary	Awards	Awards	Compensation	Earnings	Compensation		Total
Position	Year	($)	($)(1)	($)(1)	($)	($)	($)		($)

Richard P. Ekstrand President/Chief Executive Officer	2006	536,130	173,708	109,910	316,350	2,949	18,920	(2)	1,157,967
Wesley E. Schultz Executive Vice President/COO	2006	416,070	120,006	73,649	163,671	17,301	14,460	(3)	805,157
Ann K. Newhall Executive Vice President/CFO	2006	416,070	120,006	73,649	163,671	13,913	15,619	(4)	802,928
David J. Del Zoppo Senior Vice President, Finance & Accounting	2006	197,225	19,243	7,101	54,308	—	6,600		284,477

(1)	Represents the amount recognized in Rural Cellular Corporation’s financial statements during 2006 for awards of restricted stock and stock options. These amounts were estimated using the valuation model described in Note 3 of Notes to Consolidated Financial Statements included our Annual Report on Form 10-K for the year ended December 31, 2006.

(2)	Includes RCC’s matching contribution to the 401(k) Plan of $6,600 and payment of $12,320 in premiums for long-term care insurance for Mr. Ekstrand and his spouse.

(3)	Includes RCC’s matching contribution to the 401(k) Plan of $6,600 and payment of $7,860 in premiums for long-term care insurance for Mr. Schultz and his spouse.

(4)	Includes RCC’s matching contribution to the 401(k) Plan of $6,600 and payment of $9,019 in premiums for long-term care insurance for Ms. Newhall and her spouse.

Grants of Plan-Based Awards

The following table provides information about awards made to the Named Executive Officers under various compensation plans during fiscal 2006:

								Option Awards
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($/Share)	($)

Richard P. Ekstrand	5/25/06	201,049	402,097	603,146	12,045	24,090	24,090	36,136	13.56	364,251
Wesley E. Schultz	5/25/06	104,018	208,035	312,053	6,637	13,274	13,274	19,912	13.56	200,713
Ann K. Newhall	5/25/06	104,018	208,035	312,053	6,637	13,274	13,274	19,912	13.56	200,713
David J. Del Zoppo	2/16/06	34,514	69,030	103,543	1,250	2,500	2,500	—	—	—

(1)	Represents cash bonus awards under the 2006 Omnibus Incentive Plan to the Named Executive Officers for fiscal 2006. As described in the Compensation Discussion and Analysis, the compensation committee determined in February 2007 that the Company exceeded the threshold performance goal based on earnings before interest, taxes, depreciation, and amortization during 2006 and that the customer growth performance goal was not achieved.

(2)	The performance restricted stock awards are earned based on the Company’s performance in fiscal 2006 as described in the Compensation Discussion and Analysis, above. The awards to Messrs. Ekstrand and Schultz and Ms. Newhall were granted pursuant to the 2006 Omnibus Incentive Plan in May 2006, and the award to Mr. Del Zoppo was granted pursuant to the 1995 Stock Compensation Plan in February 2006. The awards will vest on December 31, 2008 so long as the grantee is still employed by the Company as of the vesting date.

Outstanding Equity Awards at December 31, 2006

The following table provides information about all outstanding equity compensation awards held by the Named Executive Officers at December 31, 2006:

								Equity
								Incentive
							Equity	Plan Awards:
							Incentive	Market
		Number of					Plan Awards:	Value of
	Number of	Securities				Market	Number	Unearned
	Securities	Underlying			Number of	Value of	of Unearned	Restricted
	Underlying	Unexercised	Option		Units of	Units of	Restricted	Shares
	Unexercised	Options (#)	Exercise	Option	Stock That	Stock That	Shares	That Have
	Options (#)	Unexercisable	Price	Expiration	Have Not	Have Not	That Have	Not
	Exercisable	(1)	($)	Date	Vested(2)	Vested(3)	Not Vested(2)	Vested(3)

Richard P. Ekstrand	11,750	—	$13.06	12/31/07
	25,000	—	$13.31	1/2/08
	50,000	—	$15.50	8/19/08
	25,000	—	$10.50	1/1/09
	80,000	—	$27.38	1/2/11
	29,193	—	$34.94	3/9/11
	64,000	16,000	$3.37	5/2/12
	48,000	32,000	$1.25	5/16/13
	—	36,136	$13.56	5/25/16
					16,863	$221,580	38,667	$508,084
Wesley E. Schultz	6,500	—	$13.06	12/31/07
	12,500	—	$13.31	1/2/08
	10,000	—	$15.50	8/19/08
	12,500	—	$10.50	1/1/09
	60,000	—	$27.38	1/2/11
	16,485	—	$34.94	3/9/11
	48,000	12,000	$3.37	5/2/12
	36,000	24,000	$1.25	5/16/13
	—	19,912	$13.56	5/25/16
					9,292	$122,097	29,000	$381,060
Ann K. Newhall	85,000	—	$12.88	2/6/09
	60,000	—	$27.38	1/2/11
	16,485	—	$34.94	3/9/11
	48,000	12,000	$3.37	5/2/12
	36,000	24,000	$1.25	5/16/13
	—	19,912	$13.56	5/25/16
					9,292	$122,097	29,000	$381,060
David J. Del Zoppo	10,000	—	$9.13	5/27/07
	5,000	—	$13.31	1/2/08
	10,000	—	$16.25	6/25/08
	10,000	—	$27.38	1/2/11
	2,614	—	$34.94	3/9/11
	8,000	2,000	$3.37	5/2/12
	3,000	2,000	$1.25	5/16/13
					2,500	$32,850	4,250	$55,845

(1)	Each of the options becomes exercisable in five equal annual installments, beginning the first anniversary of the date of grant. Accordingly, the remaining portion of the options that expire in 2012 will become exercisable in May 2007, the remaining portions of the options expiring in 2013 will become exercisable in May 2007 and May 2008, and the options expiring in 2016 will become exercisable beginning in May 2007. In addition, all options become immediately exercisable in the event of a change in control. See “Employment Agreements/Change in Control Provisions.”

(2)	The following table indicates the dates when the shares of restricted stock held by each of the Named Executive Officers vest and are no longer subject to forfeiture. In addition, all awards vest upon the occurrence of a change in control. See “Employment Agreements/Change in Control Provisions.”

	12/31/2008	01/02/2009	04/01/2009	01/02/2010	12/08/2010

Richard P. Ekstrand	16,863	26,667	—	12,000	—
Wesley E. Schultz	9,292	20,000	—	9,000	—
Ann K. Newhall	9,292	20,000	—	9,000	—
David J. Del Zoppo	1,750	—	2,500	—	2,500

(3)	Represents the market value of the restricted stock awards based on a closing price of $13.14 per share on the Nasdaq Stock Market on December 29, 2006, assuming that the target performance goals had been achieved.

Option Exercises and Stock Vested

The following table provides information regarding stock options exercised by the Named Executive Officers during fiscal 2006:

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

Richard P. Ekstrand	64,800	485,582	—	—
Wesley E. Schultz	—	—	—	—
Ann K. Newhall	—	—	—	—
David J. Del Zoppo	—	—	—	—

Nonqualified Deferred Compensation Plan

We have adopted a deferred compensation plan, which permits designated key employees to defer between 5% and 100% of their compensation during any plan year. Messrs. Ekstrand and Schultz and Ms. Newhall are eligible to participate in the deferred compensation plan. The purpose of the deferred compensation plan is to allow the individuals to defer amounts in addition to the amounts permitted under the tax rules for contributions to 401(k) plans. Under the terms of the plan, RCC is required to make a matching contribution in an amount equal to 50% of the individual’s deferred amount, but only to the extent the deferred amount, when added to any amounts contributed by the individual to our 401(k) plan, does not exceed 6% of the individual’s compensation. The matching contribution is made in the discretion of RCC at the end of the year and is contingent upon reaching established financial goals. No matching payments were made by the Company in 2006.

Payment of benefits from the deferred compensation plan is to be made after termination of the participant’s employment. In the event of the participant’s death, the balance in the participant’s account is to be paid to the participant’s beneficiary. Payment may be made by lump sum or in up to ten annual installments, as elected by the participant. The Company adopted a new plan, effective January 1, 2005, that complies with Section 409A of the Internal Revenue Code.

The following table provides information regarding deferred compensation for the Named Executive Officers for fiscal 2006:

	Aggregate					Aggregate
	Balance	Executive	Registrant	Aggregate	Aggregate	Balance
	December 31,	Contributions	Contributions	Earnings	Withdrawals/	at December 31,
	2005	in 2006	in 2006	in 2006	Distributions	2006
Name	($)	($)(1)	($)	($)(1)	($)	($)(2)

Richard P. Ekstrand	264,272	36,437	—	20,149	—	320,858
Wesley E. Schultz	196,642	40,245	—	30,233	—	267,120
Ann K. Newhall	164,062	40,245	—	24,898	—	229,205
David J. Del Zoppo	—	—	—	—	—	—

(1)	The amounts reported in the Executive Contributions column are also reported as compensation to the Named Executive Officers in the Summary Compensation Table while amounts reported in the Aggregate Earnings column are not.

(2)	The amounts related to Executive Contributions reported in this column were previously reported in the Summary Compensation Table, while amounts related to Aggregate Earnings were not.

Long-Term Care Insurance

Beginning in 2004, the Company agreed to pay premiums on long-term care insurance for the three top executives and their spouses in lieu of matching contributions to the deferred compensation plan. The insurance policies provide for payment of premiums over a ten-year period. In the event of a change in control, the premiums for any remaining portion of the ten-year period are to be paid in full by the Company. In 2006, the aggregate amount of these premiums for the three executive officers was $29,199.

Employment Agreements/Change in Control Provisions

RCC has entered into employment agreements with Messrs. Ekstrand and Schultz and Ms. Newhall. The employment agreements provide for annual base salaries plus increases as may be determined from time to time, but at least annually. Each agreement prohibits the individual from engaging in any activity competitive with our business or contacting our customers or employees for that purpose for a period of one year (for Mr. Ekstrand) or six months (for Mr. Schultz and Ms. Newhall) following termination of employment. The employment agreements, which were entered into in January 1999, provide for an initial term ending December 31, 2001 and, unless RCC or the executive gives notice otherwise, are automatically renewed each year for an additional one-year period, so that the remaining term of employment is never less than two years.

Each agreement may be terminated at any time by either the individual or us. If any of the agreements is terminated at any time by us for other than “just cause” (as defined in the employment agreements), we are obligated to continue payment of salary and other benefits for the remainder of the term of the agreement. If the individual becomes disabled, he or she is entitled to 100% of compensation and benefits for a period of six months and 65% of compensation and benefits for the remaining term of the agreement. Such payments are to be reduced by benefits provided under the terms of any disability insurance provided by the Company. In the event of the employee’s death, the employee’s estate will be entitled to receive compensation due through the end of the calendar month in which death occurs, any accrued but unused paid time off, and pro rata payment of bonuses or incentive payments in effect for the calendar year. Upon death or disability, any restricted stock or performance restricted stock will vest to the extent earned as of the date of death or disability.

In the event any of these individuals is terminated for other than just cause or terminates his or her employment for “good reason” (as defined in the employment agreements), within 24 months following a change in control of RCC, he or she will be entitled to receive compensation in an amount equal to 2.99 times the average of the sum of his or her annual base salary and annual incentive payments for the three fiscal years immediately preceding such termination. In addition, the individual will be entitled to continue to participate in our group medical, dental, and life insurance plans on the same basis as he or she participated immediately prior to termination for a period of eighteen months following the date of termination. The individual shall be responsible for payment of premiums to the same extent as prior to termination, and we are to reimburse the individual for any amount by which the premium exceeds the amount for which the individual was responsible at the time of termination. If the individual obtains substantially equivalent coverage or benefits from another source, we will have no further obligation for these benefits. Also, in the event of a change in control, the Company has agreed to pay all remaining premiums on any long-term care insurance policies then provided by the Company for each of the officers and his or her spouse, provided the officer is employed by the Company at the time of the change in control.

We have also entered into a change in control agreement with Mr. Del Zoppo providing that in the event he is terminated for other than “just cause” or terminates his employment for “good reason” (each as defined in the agreement), within 24 months following a change in control of RCC, he will be entitled to receive compensation in an amount equal to 100% of the sum of his highest annual base salary as in effect during the period beginning twelve months prior to the change in control until the date of termination and the highest annual incentive payment to him for the period beginning twelve months prior to the change in control until the date of termination. In addition, he will be entitled to continue to participate in our group medical, dental, and life insurance plans on the same basis as he participated immediately prior to termination for a period of six months following the date of termination. He shall be responsible for payment of premiums to the same extent as prior to termination, and we are to reimburse him for any amount by which the premium exceeds the amount for which he was responsible at the time of termination. If he obtains substantially equivalent coverage or benefits from another source, we will have no further obligation for these benefits.

In addition, in the event of a change in control, any award granted under our 1995 Stock Compensation Plan or our 2006 Omnibus Incentive Plan will become fully vested and exercisable. The restricted stock awards granted in 2004 and 2005 immediately vest (on a pro rata basis) as of the date of termination for death, disability, or without cause, and the 2006 awards vest immediately in the event of death or disability.

As defined in the agreements, a change in control occurs when

•	the majority of our directors are not persons whose election was solicited by our board or who were appointed by our Board,

•	any person or group of persons acquires 30% or more of our outstanding voting stock, or

•	the shareholders approve liquidation, or dissolution, or specified mergers or consolidations or exchanges of shares, or dispositions of substantially all of our assets.

The following table describes the potential payments upon termination of employment for each of the Named Executive Officers assuming that the termination occurred effective on December 31, 2006.

	No Change in Control
				Without	Change in
	For Cause	Death	Disability	Cause	Control
	($)	($)	($)	($)	($)

Richard P. Ekstrand(1)	—	424,813	1,584,642	1,904,419	4,638,677
Wesley E. Schultz(2)	—	274,508	1,179,210	1,400,634	3,240,289
Ann K. Newhall(3)	—	274,508	1,179,210	1,400,634	3,305,278
David J. Del Zoppo(4)	—	49,275	49,275	26,280	348,288

(1)	For Mr. Ekstrand, Death consists of performance restricted stock units vesting at $221,579 and restricted stock vesting at target at $203,234; Disability consists of salary of $1,139,276, $20,553 for continuation of benefits, performance restricted stock units vesting at $221,579, and restricted stock vesting at target at $203,234; Without Cause consists of severance payment of $1,608,390, $92,795 for continuation of benefits, and restricted stock vesting at target at $203,234; Change in Control consists of severance payment in the amount of $2,494,601, $83,600 for continuation of benefits, vesting of stock options in the amount of $71,137, performance restricted stock units vesting at $221,579, restricted stock vesting at target in the amount of $508,084, and a tax gross-up in the amount of $1,259,676.

(2)	For Mr. Schultz, Death consists of performance restricted stock units vesting at $122,084 and restricted stock vesting at target at $152,424; Disability consists of salary of $884,149, $20,553 for continuation of benefits, performance restricted stock units vesting at $122,084, and restricted stock vesting at target at $152,424; Without Cause consists of severance payment of $1,248,210 and restricted stock vesting at target at $152,424; Change in Control consists of severance payment in the amount of $1,761,448, $58,376 for continuation of benefits, vesting of stock options in the amount of $53,352, performance restricted stock units vesting at $122,084, restricted stock vesting at target in the amount of $381,420, and a tax gross-up in the amount of $863,969.

(3)	For Ms. Newhall, Death consists of performance restricted stock units vesting at $122,084 and restricted stock vesting at target at $152,424; Disability consists of salary of $884,149, $20,553 for continuation of benefits, performance restricted stock units vesting at $122,084, and restricted stock vesting at target at $152,424; Without Cause consists of severance payment of $1,248,210 and restricted stock vesting at target at $152,424; Change in Control consists of severance payment in the amount of $1,761,448, $64,928 for continuation of benefits, vesting of stock options in the amount of $53,352, performance restricted stock units vesting at $122,084, restricted stock vesting at target in the amount of $381,420, and a tax gross-up in the amount of $922,406.

(4)	For Mr. Del Zoppo, Death and Disability consist of performance restricted stock vesting at $22,995 and restricted stock vesting at target at $26,280; Without Cause consists of restricted stock vesting at target in the amount of $26,280; Change in Control consists of severance payment of $251,533, $8,060 for continuation of benefits, performance restricted stock vesting at $22,995, and restricted stock vesting at target in the amount of $65,700.

CERTAIN TRANSACTIONS

Rural Cellular Corporation and its security holders and their respective affiliates engage in a variety of transactions between or among each other in the ordinary course of their respective businesses. In accordance with rules of The Nasdaq Stock Market, such transactions are reviewed and approved by the audit committee.

Transactions with Security Holders

We have entered into various arrangements with our shareholders or their affiliates. Arrangements involving shareholders or their affiliates that beneficially own more than 5% of any class of our stock and in which total payments for all of these arrangements exceeded $120,000 in fiscal 2006 are described below. Except as may be otherwise indicated below, we anticipate that amounts paid or earned in 2007 will be similar to the 2006 amounts.

Roaming Arrangements.  We have roaming agreements with United States Cellular Corporation, a subsidiary of Telephone & Data Systems, Inc., which, together with its affiliates, beneficially owns more than 5% of our Class A and Class B common stock. Under the roaming agreements, we pay for service provided to our customers in areas served by United States Cellular Corporation and receive payment for service provided to customers of United States Cellular Corporation in our cellular service areas. We negotiated the rates of reimbursement with United States Cellular Corporation, and the rates reflect those charged by all carriers. Roaming charges are passed through to the customer. During 2006, charges to our customers for services provided by United States Cellular Corporation totaled $1,744,161, and charges by us to customers of United States Cellular Corporation totaled $2,990,235.

We also have roaming agreements with Alltel Communications, Inc. and its affiliates. During 2006, Alltel Communications was the beneficial owner of more than 5% of our 12 1/4% Junior Exchangeable Preferred Stock, which, beginning in August 2006, has the right to elect two directors to our Board. During 2006, charges to our customers for services provided by Alltel Communications and its affiliates totaled $2,173,489, and charges by us to customers of Alltel Communications and its affiliates totaled $2,170,987.

Leases, Interconnection Service, and Agency Agreements.  We have arrangements with several of our shareholders for cell site leases, interconnection service agreements, and agent sales agreements. We currently lease office space in Detroit Lakes, Minnesota, from an affiliate of Arvig Enterprises, Inc. In addition, several of our shareholders and their affiliates serve as agents for the sale of our cellular and paging services.

•	During 2006, we paid $1,165,739 to Arvig Enterprises, Inc. and its affiliates for all services. Arvig Enterprises, Inc. is the beneficial owner of more than 5% of our outstanding Class B Common Stock. Don C. Swenson, one of our directors and a member of our audit committee and our compensation committee, serves as a director of Arvig Enterprises, Inc. and had served as director of operations for Arvig Communications, Inc., an affiliate of Arvig Enterprises, Inc., from 1981 until his retirement in 2001.

•	During 2006, we paid $132,077 to Garden Valley Telephone Co. and its affiliates, which beneficially own more than 5% of our outstanding Class B Common Stock, for all services.

•	During 2006, we paid $31,512 to Telephone & Data Systems, Inc. and its affiliates for all services.

•	During 2006, we paid Alltel Communications, Inc. and its affiliates $346,558 for all such services.

Cellular and Paging Service and Equipment.  Several of our shareholders are customers for our cellular and paging services and, in connection therewith, also purchase or lease cellular telephones and pagers from us. During 2006, Arvig Enterprises, Inc. and its affiliates were billed $118,448, and Garden Valley Telephone Co. was billed $21,357 for these services and equipment.

OTHER MATTERS

The Board of Directors is not aware that any matter other than those described in the Notice will be presented for action at the annual meeting. If, however, other matters do properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote the proxied shares in accordance with their best judgment on such matters.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Our 2008 Annual Meeting of Shareholders is expected to be held on or about May 22, 2008, and proxy materials in connection with that meeting are expected to be mailed on or about April 15, 2008. In order to be included in our proxy materials for the 2008 Annual Meeting, shareholder proposals prepared in accordance with the proxy rules must be received by us on or before December 26, 2007.

Under our bylaws, for business to be properly brought before the 2008 Annual Meeting, a shareholder must give notice in writing to the Secretary of RCC no later than April 2, 2008. Any proposal not submitted by such date will not be considered at the 2008 Annual Meeting.

In addition, pursuant to Rule 14a-4 under the Exchange Act, if we receive notice of a proposal on or after April 2, 2008, under Rule 14a-4, the persons named in the proxy solicited by our Board of Directors for the 2008 Annual Meeting may exercise discretionary voting power with respect to such proposal.

COPIES OF REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the Securities and Exchange Commission, accompanies the Notice of Annual Meeting and Proxy Statement.

It is important that Proxies be returned promptly. Shareholders are urged to sign, date, and forward the Proxy by return mail.

BY ORDER OF THE BOARD OF DIRECTORS

Ann K. Newhall
Secretary

RURAL CELLULAR CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
Friday, May 25, 2007
10:00 a.m.
Holiday Inn of Alexandria
5637 Hwy 29 South
Alexandria, Minnesota

Rural Cellular Corporation P. O. Box 2000 Alexandria, Minnesota 56308-2000	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 25, 2007.
The shares of Class A Common Stock you hold in your account will be voted as you specify below.
If no choice is specified, the proxy will be voted “FOR” the election of all nominees as directors and “FOR” Item 2.
By signing the proxy, you revoke all prior proxies and appoint Richard P. Ekstrand and Ann K. Newhall, and each of them, with full power of substitution, to vote your shares of Class A Common Stock on the matters shown on the reverse side and on any other matters that may come before the Annual Meeting and all adjournments thereof.
See reverse side for voting instructions.

COMPANY #

There are two ways to vote your Proxy
Your Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed, and returned your Proxy Card.
VOTE BY INTERNET — http://www.eproxy.com/rccc/ — QUICK ««« EASY ««« IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12:00 p.m. (CT) on Thursday, May 24, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the instructions provided.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Rural Cellular Corporation, c/o Shareowner ServicesTM, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Internet, please do not mail your Proxy Card.
ò Please detach here ò

1.	ELECTION OF THREE DIRECTORS (CLASS I) TO SERVE A TERM OF THREE YEARS:
	01 James V. Continenza	02 Jacques Leduc	03 Wesley E. Schultz
(Instructions: To withhold authority to vote for any individual nominee, write the number(s) in the box provided to the right.)

2.	APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE COMPANY’S 2007 FISCAL YEAR.

☐	FOR all nominees	☐	WITHHOLD AUTHORITY
	listed (except as marked to the contrary below):		to vote for all nominees listed.

☐ For	☐ Against	☐ Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, FOR EACH NOMINEE LISTED ABOVE AND FOR PROPOSAL NO. 2.
Address Change? Mark Box       ☐       I Plan to Attend the Meeting      ☐
Indicate changes below:

Date

Signature(s) exactly as your name appears hereon (Note: Executors, guardians, trustees, etc. should add their title as such and where more than one executor, etc. is named, a majority must sign. If the signer is a corporation, please sign full corporate name by a duly authorized officer.)

RURAL CELLULAR CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
Friday, May 25, 2007
10:00 a.m.
Holiday Inn of Alexandria
5637 Hwy 29 South
Alexandria, Minnesota

Rural Cellular Corporation P. O. Box 2000 Alexandria, Minnesota 56308-2000	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 25, 2007.
The shares of Class B Common Stock you hold in your account will be voted as you specify below.
If no choice is specified, the proxy will be voted “FOR” the election of all nominees as directors and “FOR” Item 2.
By signing the proxy, you revoke all prior proxies and appoint Richard P. Ekstrand and Ann K. Newhall, and each of them, with full power of substitution, to vote your shares of Class B Common Stock on the matters shown on the reverse side and on any other matters that may come before the Annual Meeting and all adjournments thereof.
See reverse side for voting instructions.

COMPANY #

There are two ways to vote your Proxy.
Your Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your Proxy Card.
VOTE BY INTERNET — http://www.eproxy.com/rccc/ — QUICK ««« EASY ««« IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12:00 p.m. (CT) on Thursday, May 24, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the instructions provided.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Rural Cellular Corporation, c/o Shareowner ServicesTM, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Internet, please do not mail your Proxy Card
ò Please detach here ò

1.	ELECTION OF THREE DIRECTORS (CLASS I) TO SERVE A TERM OF THREE YEARS:
	01 James V. Continenza	02 Jacques Leduc	03 Wesley E. Schultz
(Instructions: To withhold authority to vote for any individual nominee, write the number(s) in the box provided to the right.)

2.	APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE COMPANY’S 2007 FISCAL YEAR.

☐	FOR all nominees	☐	WITHHOLD AUTHORITY
	listed (except as marked to the contrary below):		to vote for all nominees listed.

☐ For	☐ Against	☐ Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, FOR EACH NOMINEE LISTED ABOVE AND FOR PROPOSAL NO. 2.
Address Change? Mark Box       ☐       I Plan to Attend the Meeting      ☐
Indicate changes below:

Date

Signature(s) exactly as your name appears hereon (Note: Executors, guardians, trustees, etc. should add their title as such and where more than one executor, etc. is named, a majority must sign. If the signer is a corporation, please sign full corporate name by a duly authorized officer.)